Exhibit 99.1

The First Bancorp Declares Fourth Quarter Dividend
DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 17, 2020 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly cash dividend of 31 cents per share. This fourth quarter dividend is payable January 19, 2021 to shareholders of record as of January 6, 2021. Based on the December 16, 2020 closing price of $25.41 per share, the annualized dividend of $1.24 per share translates to a yield of 4.88%.
"The First Bancorp reported strong earnings in the first three quarters of 2020, including record earnings for the quarter ended September 30, 2020." remarked President & Chief Executive Officer, Tony C. McKim. "The Company's Board of Directors remains supportive of paying a generous cash dividend to our shareholders and I am pleased we are able to do so."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with seventeen offices in Lincoln, Knox, Hancock, Penobscot, Waldo and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M. Elder, EVP & Chief Financial Officer of The First Bancorp, at 207.563.3195 x2087.